Callidus Software Reports Preliminary Financial Results for the Second Quarter 2008

Full Financial Results to Be Released on July 29, 2008

SAN JOSE, CA -- 07/08/2008 -- Callidus Software Inc. (NASDAQ: CALD), the leader in Sales Performance Management (SPM), today announced preliminary financial results for the second quarter ended June 30, 2008.

The Company expects total revenues for the second quarter of 2008 to be within the range of $23.1 million to $23.7 million. License revenues for the second quarter are expected to be approximately $1.9 million. Second quarter license revenues exclude two transactions totaling an additional $2.7 million that were signed in the second quarter, but for which third-party elements necessary for revenue recognition had not been satisfied prior to quarter end. The third-party elements in one of the transactions have since been satisfied and Callidus has already recognized $1.8 million of license revenue in the third quarter of 2008.

Subscription and support revenues for the second quarter are expected to be approximately $10.0 million, an increase of 68% over the second quarter of 2007. Callidus On-Demand (subscription) gross margins for the second quarter are expected to be within the range of 45 to 50%, up from 22% in Q1 2008. Services and other revenues for the second quarter are expected to be in the range of $11.2 million to $11.8 million, down between 11% to 16% from Q2 2007. The net new Annual Contract Value (ACV) of on-demand bookings in the second quarter is expected to be approximately $3.3 million, up from $1.1 million in the same quarter one year ago, bringing the cumulative ACV to $23.5 million.

GAAP operating expenses are expected to be between $13.7 million and $14.2 million, including approximately $1.8 million of stock based compensation for the second quarter, down from $14.7 million in Q1 2008 and $15.0 million in Q2 2007, including $1.3 million of stock based compensation in each quarter. Cash and investments are expected to exceed $48.5 million as of June 30, 2008, up over $6.0 million from March 31, 2008.

"We are announcing preliminary financial results today, which reflect a solid total amount of business, including an expected increase of over $6.0 million in cash, 20 sales transactions, significant improvement in our on-demand gross margins, and a 200% increase in our on-demand bookings as compared to the second quarter of 2007," said Leslie Stretch, president and chief executive officer at Callidus Software. "Timing issues negatively impacted license revenues as well as services revenues through increased deferrals and delayed implementations. We will discuss the second quarter in further detail when we report our second quarter financials."

Callidus Software will report full financial results for the second quarter of 2008 on Tuesday, July 29, 2008 after the market closes, followed by a conference call at 1:30 p.m. Pacific Daylight Time (PDT). The conference call will be available via live webcast at the Investor Relations section of Callidus Software's website at www.callidussoftware.com. To participate in the call via telephone, the dial-in number will be 866-770-7120 (international: +1 617-213-8065), passcode 56798788.

A telephone playback and webcast replay of the conference call will be available after 3:30 p.m. PDT on July 29, 2008 through August 5, 2008. The telephone replay will be available by calling 888-286-8010 (International: +1 617-801-6888) passcode 76357792. The webcast replay will be available at the Investor Relations section of our website under Calendar of Events.

About Callidus Software®

Callidus Software (www.callidussoftware.com) (NASDAQ: CALD) is the leading provider of on-premise and on-demand Sales Performance Management (SPM) solutions to global companies across a broad range of industries. Our software allows innovative enterprises of all sizes to strategically manage incentive compensation, set quota targets, administer producers, and align territories, resulting in improved sales and distribution performance. Over 1.8 million salespeople, brokers, and channel representatives have their sales performance managed by Callidus Software's products.

Note on Forward-Looking Statements

The forward-looking statements included in this press release, including expected reporting of total revenues, license revenues, subscription and support revenues, On-Demand (subscription) gross margins, services and other revenues, net new Annual Contract Value, cumulative ACV and GAAP operating expenses for the second quarter of 2008 and cash and investments as of June 30, 2008 reflect management's best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, timing and size of software license orders, potential material fluctuations in financial results and future growth rates, decreases in customer spending, uncertainty regarding the new and rapidly evolving SPM market, customer cancellations or non-renewal of software maintenance contracts or on-demand services, our potential inability to manage effectively any growth we experience, uncertainty regarding the demand for and profitability of our hosted on-demand offering, increased competition or new entrants in the marketplace, litigation and other risks detailed in Callidus' reports filed with the Securities and Exchange Commission (SEC), including its Form 10-K and its Form 10-Q for the first quarter ended March 31, 2008, copies of which may be obtained by contacting Callidus Software's Investor Relations department at 408-808-6577, or from the Investor Relations section of Callidus Software's website (www.callidussoftware.com). The amounts stated in this release are preliminary estimates. Actual results may differ materially from those presently reported. We assume no obligation to update the information contained in this release.

© 1998-2008 Callidus Software Inc. All rights reserved. Callidus Software, the Callidus Software logo, Callidus TrueAnalytics, TrueComp, TrueComp Grid, TrueComp Manager, TrueConnection, TrueFoundation, TrueInformation, TruePerformance, TruePerformance Index, TruePerformance Indicator, TrueMBO, TrueAllocation, TrueProducer, TrueQuota, TrueReferral, TrueResolution, TrueTarget and TrueService+ are trademarks, servicemarks, or registered trademarks of Callidus Software Inc. in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.

Investor Relations Contact:
Ron Fior
408-808-6518
ir@callidussoftware.com

Press Contact:
Jock Breitwieser
408-975-6683
pr@callidussoftware.com